Exhibit 99.2

Unaudited Pro forma Condensed Combined Financial Statements

On January 10, 2007, The TriZetto Group, Inc. (“TriZetto”), completed its acquisition of all of the issued and outstanding capital stock of Quality Care Solutions, Inc. (“QCSI”). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of December 31, 2006, and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2006 and 2005, are presented herein. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of TriZetto and QCSI as of December 31, 2006. The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of TriZetto and QCSI for the years ended December 31, 2006 and 2005.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on December 31, 2006, and combines the unaudited condensed balance sheets of TriZetto and QCSI. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2006 and 2005 give effect to the acquisition as if it had occurred on January 1, 2005.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed combined financial statements, and the accompanying notes, are based upon the respective historical consolidated and combined financial statements of TriZetto and QCSI, and should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Annual Report on Form 10-K for the year ended December 31, 2006, and QCSI’s financial statements presented herein.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2006

(in thousands)

	TriZetto	QCSI	Pro forma Adjustments		Pro forma Combined
	(As Reported)
ASSETS
Current assets
Cash and cash equivalents	$107,057	$14,634	$(71,400)	(A)	$50,291
Restricted cash	921	—	—		921
Accounts receivable, net	64,386	5,991	—		70,377
Prepaid expenses and other current assets	11,415	1,057	—		12,472
Deferred tax assets	14,100	2,398	(2,398)	(B)	14,100

Total current assets	197,879	24,080	(73,798)		148,161
Property and equipment, net	26,777	2,603	—		29,380
Capitalized software development costs, net	27,913	—	—		27,913
Goodwill	90,337	159	91,134	(C)	181,630
Other intangible assets, net	27,347	1,433	54,467	(C)	83,247
Other assets	12,347	837	(837)	(B)	12,347

Total assets	$382,600	$29,112	$70,966		$482,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$115	$803	$(669)	(D)	$249
Current portion of capital lease obligations	1,461	13	—		1,474
Accounts payable	18,091	2,935	—		21,026
Accrued liabilities	61,595	4,502	10,200	(E)	76,297
Preferred stock warrants	—	4,378	(4,378)	(F)	—
Deferred revenue	30,508	9,113	(2,202)	(G)	37,419

Total current liabilities	111,770	21,744	2,951		136,465
Long-term notes payable	—	177	(177)	(D)	—
Long-term convertible debt	100,000	—	—		100,000
Long-term revolving line of credit	12,000	—	75,000	(A)	87,000
Capital lease obligations	2,030	28	—		2,058
Deferred tax liabilities	14,100	—	—		14,100
Deferred revenue	6,453	217	(121)	(G)	6,549
Other long-term liabilities	2,340	259	—		2,599

Total liabilities	248,693	22,425	77,653		348,771

Preferred stock	—	22,258	(22,258)	(H)	—

Stockholders’ equity (deficit)
Common stock	43	12	(12)	(H)	43
Treasury stock	—	(3,909)	3,909	(H)	—
Additional paid-in capital	376,633	1,100	(1,100)	(H)	376,633
Accumulated deficit	(242,769)	(12,774)	12,774	(H)	(242,769)

Total stockholders’ equity (deficit)	133,907	(15,571)	15,571		133,907

Total liabilities, preferred stock and stockholders’ equity	$382,600	$29,112	$70,966		$482,678

See accompanying Notes to Unaudited Pro forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2006

(in thousands, except per share data)

	TriZetto	QCSI	Pro forma Adjustments		Pro forma Combined
	(As Reported)
Revenue:
Services and other	$272,943	$40,003	$—		$312,946
Products	74,994	18,498	—		93,492

Total revenue	347,937	58,501	—		406,438

Operating costs and expenses:
Cost of revenue – services and other	165,229	22,768	—		187,997
Cost of revenue – products (excludes amortization of acquired technology)	14,175	663	—		14,838
Research and development	42,789	13,525	—		56,314
Selling, general and administrative	103,809	15,379	—		119,188
Amortization of acquired technology	4,120	—	2,250	(I)	6,370
Amortization of acquired other intangible assets	867	412	3,678	(I)	4,957

Total operating costs and expenses	330,989	52,747	5,928		389,664

Income from operations	16,948	5,754	(5,928)		16,774
Interest income	3,823	475	(3,392)	(J)	906
Interest expense	(3,342)	(100)	(6,563)	(K)	(10,005)
Other income	180	(1,323)	1,323	(M)	180

Income (loss) before provision for income taxes	17,609	4,806	(14,560)		7,855
(Provision for) benefit from income taxes	(2,494)	(2,397)	2,067	(L)	(2,824)
Cumulative effect of an accounting change	—	(2,916)	2,916	(M)	—

Net income (loss)	$15,115	$(507)	$(9,577)		$5,031

Net income per share:
Basic	$0.36				$0.12
Diluted	$0.33				$0.11
Shares used in computing net income per share:
Basic	42,389				42,389
Diluted	45,691				45,691

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in thousands, except per share data)

	TriZetto	QCSI	Pro forma Adjustments		Pro forma Combined
	(As Reported)
Revenue:
Services and other	$243,483	$30,847	$—		$274,330
Products	48,736	17,253	—		65,989

Total revenue	292,219	48,100	—		340,319

Operating costs and expenses:
Cost of revenue – services and other	144,318	18,696	—		163,014
Cost of revenue – products (excludes amortization of acquired technology)	14,210	419	—		14,629
Research and development	31,655	9,661	—		41,316
Selling, general and administrative	76,758	13,083	—		89,841
Amortization of acquired technology	660	—	2,250	(I)	2,910
Amortization of acquired other intangible assets	2,225	308	3,782	(I)	6,315

Total operating costs and expenses	269,826	42,167	6,032		318,025

Income from operations	22,393	5,933	(6,032)		22,294
Interest income	1,619	41	(1,428)	(J)	232
Interest expense	(1,579)	(152)	(6,563)	(K)	(8,294)

Income (loss) before (provision for) benefit from income taxes	22,433	5,822	(14,023)		14,232
(Provision for) benefit from income taxes	(412)	2,115	252	(L)	1,955

Net income (loss)	$22,021	$7,937	$(13,771)		$16,187

Net income per share:
Basic	$0.52				$0.39
Diluted	$0.48				$0.36
Shares used in computing net income per share:
Basic	41,948				41,948
Diluted	45,503				45,503

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The TriZetto Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements of The TriZetto Group, Inc. (“TriZetto”) for the years ended December 31, 2006 and 2005 give effect to the acquisition of Quality Care Solutions, Inc. (“QCSI”) as if it had been completed on January 1, 2005. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 gives effect to the acquisition of QCSI as if it had occurred on December 31, 2006.

The unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet were derived by adjusting TriZetto’s historical financial statements for the acquisition of QCSI. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations are provided for informational purposes only and should not be construed to be indicative of TriZetto’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project TriZetto’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed combined balance sheet and unaudited condensed combined statements of operations and accompanying notes should be read in conjunction with TriZetto’s historical financial statements and related notes, TriZetto’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in TriZetto’s Annual Report on Form 10-K for the year ended December 31, 2006, and QCSI’s financial statements presented herein.

Note 2. Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $156.6 million. QCSI stockholders, warrantholders and optionholders will also be entitled to receive contingent consideration up to a total of $12.0 million, which includes (i) an aggregate cash payment of $5.0 million on January 31, 2008 (the “Holdback”), included in the amount below, and (ii) a contingent aggregate cash payment of up to $7.0 million on January 31, 2008, based upon license and software maintenance revenues arising from the sale of QCSI products for the twelve (12) month period commencing on January 1, 2007 and ending on December 31, 2007. The amount of the Holdback will be reduced if QCSI has negative working capital, as defined in the Merger Agreement, on the closing date, or to the extent TriZetto is entitled to claims for indemnification as specified in the Merger Agreement. The estimated total purchase price as of January 10, 2007 for the acquisition is as follows (in thousands):

Cash	$146,400
Holdback payment	5,000
Estimated acquisition costs	5,200

$156,600

The final purchase price is dependent on the actual final direct acquisition costs and potential future contingent payments. Based on the estimated purchase price, the preliminary purchase price allocation as of January 10, 2007, subject to change pending completion of the final valuation and analysis, is as follows (in thousands):

Tangible assets	$26,500
Goodwill	92,400
Customer relationships	39,100
Trade name	900
Core technology	9,300
Existing technology	6,600

Total assets acquired	174,800
Liabilities assumed	(18,200)

Net assets acquired	$156,600

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Customer relationships and core technology are being amortized on a straight line basis over ten years. The intangible asset related to QCSI’s trade name and existing technology are being amortized on a straight line basis over five years.

The TriZetto Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statement (Continued)

Note 3. Pro forma Adjustments

The following pro forma adjustments are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

(A)	Represents borrowings of $75.0 million on TriZetto’s line of credit to help fund the acquisition and $146.4 million paid in cash to QCSI stockholders, warrantholders and optionholders in connection with the acquisition. The $146.4 million paid to QCSI stockholders, warrantholders and optionholders does not include the contingent consideration of up to $12.0 million, which could potentially be paid under certain circumstances.

(B)	Represents the elimination of QCSI’s deferred tax assets. Deferred tax assets associated with the intangible assets will be determined upon the final allocation of the purchase price.

(C)	Represents $91.3 million of goodwill and $55.9 million of other intangible assets resulting from the transaction, as if the acquisition had been completed on December 31, 2006. The final valuation of the purchase price allocation between goodwill and identifiable intangible assets has not yet been completed. These amounts represent the Company’s best estimates and are subject to change pending completion of the final valuation and anlaysis. Goodwill and other intangible assets, net also include the elimination of QCSI’s goodwill and intangible assets related to MyHealthBank, Inc. of $1.6 million.

(D)	Represents the payoff of QCSI’s note payable to Silicon Valley Bank in connection with the acquisition.

(E)	Represents estimated transaction costs of $10.2 million associated with the acquisition, which includes the $5.0 million Holdback payment.

(F)	Represents the elimination of QCSI’s preferred stock warrants, which have been terminated due to the acquisition of all QCSI issued and outstanding shares.

(G)	Represents the net write-off of approximately $2.3 million of QCSI’s software license deferred revenue, which does not represent a legal obligation assumed by TriZetto in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree.

(H)	Represents the elimination of the historical preferred stock and equity accounts of QCSI.

(I)	Represents the acquired technology and other intangible assets amortization of $6.3 million per year resulting from the transaction, as if the acquisition has been completed on January 1, 2005. Additionally, amortization expense will vary from amounts presented when the final valuation related to the QCSI acquisition is completed, and the allocation between goodwill and identifiable assets is recorded. The amortization of acquired other intangible assets also includes the elimination of amortization expense related to MyHealthBank, Inc. of $412,000 and $308,000 for the years ended December 31, 2006 and 2005, respectively.

(J)	Represents the reduction of interest income related to the cash paid for QCSI had the transaction been completed on January 1, 2005.

(K)	Represents the increase in interest expense related to the additional $75.0 million of borrowings that would have been drawn from TriZetto’s line of credit to help fund the acquisition had the transaction been completed on January 1, 2005.

(L)	Represents the tax effect of the adjustments to the pro forma statements of operations at an effective rate of 14.2% and 1.8% for the years ended December 31, 2006 and 2005, respectively.

(M)	Represents the elimination of the expense in the current period and the cumulative effect of an accounting change related to QCSI’s preferred stock warrants, which should be excluded from the pro forma income statement.